Exhibit 10.3

EXECUTION COPY

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this (“Escrow Agreement”) is made and entered into as of January 15, 2010, by and among The Merit Group, Inc., a South Carolina corporation (“Merit”), National Patent Development Corporation, a Delaware corporation (“NPDC”, and together with Merit, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).

WHEREAS, the Parties entered into that certain Stock Purchase Agreement by and between Merit and NPDC dated as of November 24, 2009 (the “Stock Purchase Agreement”)

WHEREAS, pursuant to Section 2.2(c) and Section 2.8 of the Stock Purchase Agreement, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.            Funds.  Merit and NPDC each agree that Merit will deposit with the Escrow Agent the sum of $300,000.00 (the “Indemnity Escrow Deposit”).  Merit and NPDC further each agree that Merit will deposit with the Escrow Agent the sum of $600,000.00 (the “Inventory Escrow Deposit”, and together with the Indemnity Escrow Deposit, the “Escrow Deposits”).  The Escrow Agent shall hold the Inventory Escrow Deposit and the Indemnity Escrow Deposit in separate accounts, each of which shall be subject to the specific terms, conditions, and procedures applicable to each as set forth in this Escrow Agreement.  The Escrow Agent shall further hold the Escrow Deposits and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposits and the proceeds thereof (the “Funds”) as directed in Section 3.

3.            Investment of Fund.  During the term of this Escrow Agreement, the Funds shall each be invested in the JPMorgan 100% U.S. Treasury Money Market Mutual Fund (collectively “MMMF”) based upon the Parties independent review of prospectuses previously delivered to the Parties. The Parties acknowledge that an affiliate of the Escrow Agent, JP Morgan Asset Management (“JPMAM”) serves as an investment manager for the selected MMMF and receives fees from the invested funds for services rendered separate from the fees for services rendered by the Escrow Agent as further provided for in this Agreement.  MMMF have rates of compensation that may vary from time to time based upon market conditions. The Escrow Agent will provide compensation on balances in the Fund at a rate determined by the Escrow Agent from time to time.  Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction.  The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Funds or the purchase, sale, retention or other disposition of any investment described herein.  The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

4.            Disposition and Termination of the Escrow Deposits.

(a)  Claims Procedure for Indemnity Escrow Deposit.  The following procedures shall govern the application of the Indemnity Escrow Deposit to satisfy any claims that may be brought by Merit, its affiliates, and their respective shareholders, officers, directors, employees, successors, and assigns, Five Star Products, Inc., and Five Star Group, Inc., under Article 8 of the Stock Purchase Agreement:

(i)  Merit shall deliver written notice to Escrow Agent, with a copy to NPDC of all claims against the Indemnity Escrow Deposit. The written notice to Escrow Agent shall specify (A) in reasonable detail the factual basis for each such claim, (B) the amount of the Indemnity Escrow Deposit to be reserved against the claim, and (C) that Merit has delivered a copy of such notice to NPDC (each, a “Claim Notice”).  All claims against the Indemnity Escrow Deposit shall be received by the Escrow Agent on or before the last Business Day by 5:00 p.m. New York time one (1) year after the date of this Escrow Agreement, or if the one (1) year anniversary of this Escrow Agreement is not a Business Day, on the first Business Day thereafter.

(ii)  Upon receipt of a Claim Notice from Merit, Escrow Agent shall reserve the amount set forth in the Claim Notice and confirm with NPDC that it has received from Merit a copy of the Claim Notice.

(iii) Ten (10) Business Days after Escrow Agent’s receipt of any Claim Notice, Escrow Agent shall on the first Business after the expiration of the 10 Business Day period disburse to Merit the amount set forth in the Claim Notice, together with interest thereon from the date of the Claim Notice, by wire transfer of immediately available federal funds pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith;  provided, however, that Escrow Agent will not disburse, transfer, deliver or assign any portion of the Indemnity Escrow Deposit if it receives a written notice from NPDC disputing any such claims as described in the following sentence.   If, within ten (10) Business Days following receipt of a Claim Notice from Merit on or before the 10th Business Day by 5:00 p.m. New York time, NPDC sends a written notice to Escrow Agent, with a copy to Merit, disputing in good faith the claims set forth in the Claim Notice, including (i) each such amount to which NPDC objects, (ii) the basis and nature for such dispute set forth in reasonable detail, and (iii) a statement that NPDC has delivered a copy of such notice to Merit, then promptly upon receipt of such notice, Escrow Agent shall (1) confirm with Merit that it has received from NPDC a copy of such notice, (2) not disburse, transfer, deliver or assign to Merit any portion of the Indemnity Escrow Deposit with respect to such disputed claims and (3) reserve and hold the amount set forth in the Claim Notice until the disputed claims shall be resolved pursuant to Section 4(e) below.  For avoidance of doubt, and without limiting NPDC’s rights as stated above, NPDC may dispute any claim which it reasonably believes to be contingent in nature or any claim as to which NPDC in good faith believes that it lacks sufficient information with which to agree or disagree with the assertions of Merit.  During the ten (10) Business Day period, Merit will respond to reasonable requests for additional information or clarification from NPDC regarding its claims set forth in the Claim Notice.

(iv)  If Merit and NPDC agree at or prior to the expiration of such ten (10) Business Day period to the validity and amount of such claims, they shall promptly give Escrow Agent joint instructions in writing advising Escrow Agent to disburse to Merit pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith such portion of the Indemnity Escrow Deposit agreed upon by Merit and NPDC with respect to such claims, together with interest thereon from the date of the Claim Notice.  If Merit and NPDC do not agree to the validity and amount of such claims within such ten (10) Business Day period, Escrow Agent shall reserve and hold the amount set forth in the Claim Notice until the disputed claims shall be resolved pursuant to 4(e) below.

(b)  Release of Indemnity Escrow Deposit.  Within three (3) Business Days following the date that is the earlier of one (1) year after the date of this Escrow Agreement or receipt of written notice from Merit that it has vacated both warehouses located in East Hanover, New Jersey and Newington, Connecticut and settled all claims with the respective landlords of such properties (the “Indemnity Escrow Expiration Date”), in either case if such day is not a Business Day, then the first Business Day thereafter, if no claims pursuant to a Claim Notice are pending, Escrow Agent shall pursuant to written instructions disburse the Indemnity Escrow Deposit along with all interest and earnings thereon to NPDC.  If, on Indemnity Escrow Expiration Date, there are any claims pursuant to a Claim Notice pending, Escrow Agent shall (i) retain and continue to hold in accordance with the terms hereof, the aggregate amount of the Indemnity Escrow Deposit being reserved against such claims, determined in accordance with the Claim Notice(s) received by Escrow Agent from Merit under Section 4(a), and (ii) remit the remaining balance of the Indemnity Escrow Deposit along with all interest and earnings thereon to NPDC.   All payments of cash to NPDC or Merit, as applicable, shall be made by wire transfer of immediately available federal funds in accordance with written instructions from NPDC or Merit, as applicable, provided, however, that distributions made to Merit under this Agreement shall be made pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith. Merit agrees to give an Indemnity Escrow Expiration Date notice to Escrow Agent promptly upon satisfaction of the conditions precedent set forth in this Section 4(b).

(c)  Claims Procedure for Inventory Escrow Deposit.  The following procedures shall govern the application of the Inventory Escrow Deposit to satisfy any claims that may be brought by Merit or NPDC under Article 2.2(c) of the Stock Purchase Agreement:

(i)  Pursuant to the Stock Purchase Agreement  either Merit or NPDC may receive disbursements out of the Inventory Escrow Deposit on a quarterly basis during the first (1st) year immediately following the date of this Escrow Agreement.  Escrow Agent shall make such quarterly disbursements from the Inventory Escrow Deposit only in accordance with written instructions signed by both Merit, on the one hand, and NPDC, on the other hand, within three (3) Business Days after Escrow Agent’s receipt of such notice.  The parties agree that disbursements to Merit shall be delivered pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith.

(ii)  Within Seventy-Five (75) days after the first (1st) anniversary of the date of this Escrow Agreement, Merit shall deliver written notice to Escrow Agent, with a copy to NPDC, of the total amount owed to Merit as its share of the inventory adjustment as set forth in the Stock Purchase Agreement.  The written notice to Escrow Agent shall specify (A) the amount of the Inventory Escrow Deposit to be disbursed to Merit and (B) that Merit has delivered a copy of such notice to NPDC (the “Inventory Disbursement Notice”).  Escrow Agent shall confirm that NPDC has received a copy of the Inventory Disbursement Notice.

(iii)  Ten (10) Business Days after Escrow Agent’s receipt of such Inventory Disbursement Notice, Escrow Agent shall on the first Business after the expiration of the 10 Business Day period disburse to Merit pursuant to the standing instructions set forth on Exhibit A to this Agreement, unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith, the amount set forth in the Inventory Disbursement Notice, together with interest attributable thereto and shall disburse any funds remaining in the Inventory Escrow Deposit, including interest to NPDC;  provided, however, that Escrow Agent will not disburse, transfer, deliver or assign any portion of the Inventory Escrow Deposit if, prior to the end of the aforesaid ten (10) Business Day period  on or before the 10th Business Day by 5:00 p.m. New York time it receives a written notice from NPDC with a copy to Merit, disputing in good faith the disbursement amount set forth in Inventory Disbursement Notice, including (i) each such amount to which NPDC objects, (ii) the basis and nature for such dispute set forth in reasonable detail, and (iii) a statement that NPDC has delivered a copy of such notice to Merit, then promptly upon receipt of such notice, Escrow Agent shall (1) confirm with Merit that it has received from NPDC a copy of such notice, (2) not disburse, transfer, deliver or assign to Merit or NPDC any portion of the Inventory Escrow Deposit and (3) reserve and hold the amount set forth in the Inventory Disbursement Notice until the disputed claims shall be resolved pursuant to Section 4(e) below.

(d)  Release of Inventory Escrow Deposit.   All payments of cash permitted hereunder to be made to NPDC or Merit, as applicable, shall be made by wire transfer of immediately available federal funds in accordance with written instructions from NPDC or Merit, as applicable.  The parties agree that disbursements to Merit shall be delivered pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith.

(e)  Dispute.  If (a) there is any dispute among any of the parties to this Escrow Agreement with respect to any portion of the Indemnity Escrow Deposit or the Inventory Escrow Deposit, as the case may be, (a “Dispute”); or (b) Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions of this Escrow Agreement (the portion of the Indemnity Escrow Deposit in controversy under Section 4(a) or the Inventory Escrow Deposit under Section 4(c) hereinafter the “Disputed Amount”), Escrow Agent shall not comply with any such claims or demands from either NPDC or Merit as long as such Dispute may continue, and in so refusing to comply with such claims or demands of NPDC or Merit, Escrow Agent shall be entitled to refrain from taking any action, and it shall make no delivery or other disposition of the Disputed Amount until it has received a final court order from a court of competent jurisdiction directing disposition of the Disputed Amount, or until it has received appropriate written instructions signed by both NPDC, on the one hand, and Merit, on the other hand. A judgment or order of a court under any provision of this Escrow Agreement shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken.  Notwithstanding anything to the contrary in this Agreement, Escrow Agent may deposit the Disputed Amount with the clerk of any court of competent jurisdiction upon commencement of an action in the nature of interpleader or in the course of any court proceedings.

(f)  Disbursement of the Escrow Deposits in Accordance with Joint Instructions. Notwithstanding the provisions of Section 4(a) or 4(c) above, Escrow Agent, upon receipt of written instructions regarding the disbursement of either or both of the Escrow Deposits signed by both Merit, on the one hand, and NPDC, on the other hand, shall disburse the Indemnity Escrow Deposit or the Inventory Escrow Deposit, or a portion thereof, in accordance with such instructions.  If such joint written instructions direct the Escrow Agent to disburse all or any portion of the Indemnity Escrow Deposit to NPDC, Escrow Agent shall also disburse to NPDC all interest and earnings attributable thereto.  The parties agree that disbursements to Merit shall be delivered pursuant to the standing instructions set forth on Exhibit A to this Agreement unless Escrow Agent receives a written notice in the form attached as Exhibit B to disburse in accordance therewith.

(g) The Escrow Agent shall act solely upon the Notice or Instructions that it receives from the Parties and shall not be responsible for determining whether any Notices or Instructions are in accordance with the Stock Purchase Agreement.

5.            Escrow Agent.  (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement.  In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Stock Purchase Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control  with respect to the Escrow Agent and solely with respect to the Parties other than the Escrow Agent the Stock Purchase Agreement shall control.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)           The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.            Succession.  (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder.  The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

(b)           Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.            Compensation and Reimbursement.  Each of NPDC and Merit agrees to (a) pay the Escrow Agent for the services to be rendered hereunder 50% of the fees described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance of this Escrow Agreement. As between Merit and NPDC, to the extent that either party pays more than their proportionate share of expenses to the Escrow Agent under this Section, NPDC and Merit shall each be responsible for 50% of the amount paid to the Escrow Agent.

8.            Indemnity.  The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (each an “Indemnitee”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Funds for the payment of any claim for indemnification, fees, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Funds for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 8.

9.            Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)           Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“Identifying Information”).  The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)           Taxpayer Identification Numbers (“TINs”)

The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation.  The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.

(c)           Tax Reporting

Merit and NPDC further represent to the Escrow Agent that the transaction memorialized in the Stock Purchase Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

In addition, all interest or other income earned under the Escrow Agreement shall be allocated to 50% to NPDC and 50% to Merit and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposits by the NPDC and Merit whether or not said income has been distributed during such year.  Any other tax returns required to be filed will be prepared and filed by the NPDC and/or the Merit with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”).  NPDC and Merit acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposits or any income earned by the Escrow Deposits.  NPDC and Merit further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposits shall be paid by NPDC.  In the absence of written direction from the NPDC and Merit, all proceeds of the Funds shall be retained in the Funds and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement.  Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10.           Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;
(b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or
(c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Merit:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to NPDC:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention; Harvey P. Eisen, Chairman of the Board	One Canterbury Green
c/o Bedford Oak Avisors, LLC	201 Broad Street
100 South Bedford Road	Stamford, Connecticut 06901
Mt. Kisco, NY 10549	Attention: Robert F. Wrobel
Fax: (914) 272-5779	Fax: (203) 977-7301

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 21st Floor
New York, New York 10004
Attention: Michael Kuzmicz/Greg Kupchynsky
Fax No.: (212) 623-6168

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.           Security Procedures.  (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Merit or NPDC’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of CEO, president or any vice president, as the Escrow Agent may select.  Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.  The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Merit or NPDC to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  The Parties acknowledge that these security procedures are commercially reasonable.

(b)           Escrow Agent, NPDC, Regions and Stonehenge agree that the Regions Standing Instructions and instructions contained in the Specified Notice shall be effective as the funds transfer instructions of Merit without requiring a verifying callback, whether or not authorized, if such Regions Standing Instructions and instructions contained in the Specified Notice are consistent with previously authenticated Regions Standing Instructions and instructions contained in the Specified Notice for that beneficiary.  The Parties acknowledge that such Regions Standing Instructions and instructions contained in the Specified Notice are a security procedure and are commercially reasonable.

12.           Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.           Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties.  This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York.  The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.  No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement.  The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.  Except as expressly provided in Section 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

MERIT

By:	/s/ Jay Baker

Name:	Jay Baker

Title:	President

NPDC

By:	/s/ Harvey P. Eisen

Name:	Harvey P. Eisen

Title:	Chairman, President and Chief Executive Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Escrow Agent

By:	/s/ Michael J. Kuzmicz

Name:	Michael J. Kuzmicz

Title:	Vice President

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions

If to Merit:

Name	Telephone Number	Signature
1. Jay Baker	(864) 699-3525	/s/ Jay Baker
2. Caleb C. Fort	(864) 699-3502	/s/ Caleb C. Fort
3. ________________	________________	________________

If to NPDC:

Name	Telephone Number	Signature
1. John Belknap		/s/ John Bleknap
2. Ira Sobotko		/s/ Ira Sobotko
3. Harvey Eisen	(914) 242-5701	/s/ Harvey P. Eisen

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If to Merit:

Name	Telephone Number
1. Jay Baker	(864) 699-3525
2. Caleb C. Fort	(864) 699-3502
3. ________________	________________

If to NPDC:

Name	Telephone Number
1. John Belknap	(973) 428-4600
2. Ira Sobotko	(973) 428-4600
3. Harvey Eisen	(914) 242-5701

Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement.  All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

SCHEDULE 2

Escrow Agent’s Compensation:

Account Acceptance Fee	Waived
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.

Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions.

•
The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period.  If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item.  The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.  We may ask for information that will enable us to meet the requirements of the Act.

EXHIBIT A

Standing Disbursement Instructions - Merit

On or before the date on which Escrow Agent receives the Specified Notice, Escrow Agent shall disburse all such funds directly to Regions in accordance with the following wire instructions:

Name of Bank:	Regions Bank
Account No.:
Routing No.:
Account Name:	The Merit Group, Inc.
Reference:	[_______________]

After the date on which Escrow Agent receives the Specified Notice, Escrow Agent shall disburse all such funds directly to Stonehenge in accordance with the instructions set forth in the Specified Notice.

.

EXHIBIT B

NOTICE

[_____________  __], [___]

JPMorgan Chase Bank, National Association
[_______________]
[_______________]
Attn:  [_______________]

Re:
Escrow Agreement dated as of January 15, 2010 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Escrow Agreement”), by and among JPMorgan Chase Bank, National Association, in its capacity as Escrow Agent (the “Escrow Agent”), The Merit Group, Inc., a South Carolina corporation (“Merit”), and National Patent Development Corporation, a Delaware corporation (“NPDC”)

Ladies and Gentlemen:

This notice is the notice referred to in the Escrow Agreement.

In accordance with the Escrow Agreement, (a) Escrow Agent is hereby notified that the Senior Debt Satisfaction Date has occurred, disbursements and other payments of any funds of any kind or nature and (b) Escrow Agent is hereby directed to disburse and pay all disbursements and other payments of any funds of any kind or nature which are payable to Merit under the terms of the Escrow Agreement only in accordance with the following wire instructions:

Name of Bank:	[_______________]
Account No.:	[_______________]
Routing No.:	[_______________]
Account Name:	[_______________]
Reference:	[_______________]

Very truly yours,

STONEHENGE OPPORTUNITY FUND III, L.P.

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